Exhibit 10.39

Freshpet, Inc.

Selldown Agreement

November [—], 2014

Freshpet, Inc.

400 Plaza Drive, 1st Floor

Secaucus, New Jersey 07094

Re: Freshpet, Inc. (the “Company”) - Selldown Agreement

Ladies and Gentlemen:

The undersigned understands that you propose to enter into an Underwriting Agreement (the “Underwriting Agreement”) with the several Underwriters named in Schedule I to such agreement (collectively, the “Underwriters”) providing for an initial public offering (the “Public Offering”) of shares of Common Stock, par value $0.001 (the “Stock”) of the Company (the “Shares”) pursuant to a Registration Statement on Form S-1 filed with the Securities and Exchange Commission (the “SEC”).

In consideration of the agreement by you and the Underwriters to offer and sell the Shares, and of other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, the undersigned agrees that, during the period specified in the following paragraph (the “Selldown Period”), the undersigned will not offer, transfer, distribute, sell, contract to sell, pledge, grant any option to purchase, make any short sale or otherwise dispose of any shares of Stock of the Company, or any options or warrants to purchase any shares of Stock of the Company, or any securities convertible into, exchangeable for or that represent the right to receive shares of Stock of the Company, whether now owned or hereinafter acquired, owned directly by the undersigned (including holding as a custodian) or with respect to which the undersigned has beneficial ownership within the rules and regulations of the SEC (collectively the “Undersigned Shares”). The foregoing restriction is expressly agreed to preclude the undersigned from engaging in any hedging or other transaction which is designed to or which reasonably could be expected to lead to or result in a sale or disposition of the Undersigned Shares even if such Undersigned Shares would be disposed of by someone other than the undersigned. Such prohibited hedging or other transactions would include without limitation any short sale or any purchase, sale or grant of any right (including without limitation any put or call option) with respect to any of the Undersigned Shares or with respect to any security that includes, relates to, or derives any significant part of its value from such Shares.

The Selldown Period will commence on the date of this Agreement and continue for 18 months after the public offering date set forth on the final prospectus used to sell the Shares (the “Public Offering Date”) pursuant to the Underwriting Agreement.

Notwithstanding the foregoing, the undersigned may:

(i) in any 90 day period (x) during the time beginning on the day that is 181 days following the public offering date and ending on the day that is 12 months following the public offering date, transfer up to 7.5% of the Undersigned Shares held by the undersigned on the date hereof and (y) during the time beginning on the day that is 366 days following the public offering date and ending at the conclusion of the Selldown Period transfer up to 10% of the Undersigned Shares held by the undersigned on the date hereof, in each case as a distribution to members or other similar parties of the undersigned or to the undersigned’s affiliates or to any investment fund or other entity controlled or managed by the undersigned; or

(ii) transfer the Undersigned Shares pursuant to a bona fide third party tender offer, merger, consolidation or other similar transaction made to all holders of Stock involving a “change of control” (as defined below) of the Company following the Public Offering; provided that in the event that the tender offer, merger, consolidation or other such transaction is not completed, the Stock owned by the undersigned shall remain subject to the terms of this agreement. For purposes of this clause (ii), “change of control” shall mean the consummation of any bona fide third party tender offer, merger, consolidation or other similar transaction the result of which is that any “person” (as defined in Section 13(d)(3) of the Exchange Act), or group of persons, other than the Company, becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 of the Exchange Act) of 50% of total voting power of the voting stock of the Company;

provided that, (1) in the case of each transfer or distribution pursuant to clause (i) above, the undersigned shall not transfer or distribute such shares from 21 days prior to the offering date (a “Follow-On Offering Date”) set forth on the final prospectus used to sell Shares in a subsequent public offering made pursuant to the registration rights contained in the [Shareholders Agreement, dated December 23, 2010, by and among the Company, the undersigned and certain other holders of Shares] in which the undersigned has a right to participate (a “Qualified Follow-On Offering”) until 90 days following such Follow-On Offering Date. The undersigned now has, and, except as contemplated by clauses (i) and (ii) above, for the duration of this Selldown Agreement will have, good and marketable title to the Undersigned Shares, free and clear of all liens, encumbrances, and claims whatsoever. The undersigned also agrees and consents to the entry of stop transfer instructions with the Company’s transfer agent and registrar against the transfer of the Undersigned Shares except in compliance with the foregoing restrictions.

The undersigned understands that the Company is relying upon this Selldown Agreement in proceeding toward consummation of the Public Offering. The undersigned further understands that this Selldown Agreement is irrevocable and shall be binding upon the undersigned’s heirs, legal representatives, successors, and assigns.

Very truly yours,

Freshpet Investors, LLC

By:
Name:
Title:

2